Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
China Biologic Products, Inc.	Tel: +1-646-213-1915 (NY office) or
Tel: +86-538-6202206	Mr. Gary Chin, Tel: +1-646-213-1909
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgirasia.com

For Immediate Release

China Biologic Products Announces Strong First Quarter 2009 Results

Tai'an, Shandong Province, PRC, May 18, 2009 China Biologic Products, Inc. (CBPO.OB) (“China Biologic,” or the “Company”), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China (“PRC”), reported strong financial results for the first quarter of 2009.

First Quarter 2009 Highlights

  Revenues increased 169.4% year-over-year to a record $21.1 million
  Gross profit increased 153.1% to $14.9 million compared to the first quarter of 2008, representing a gross margin of 70.6%
  Operating income increased 176.6%, from the first quarter 2008 to $10.1 million, representing an operating margin of 47.6%
  Net income was up 87.8% year-over-year to $4.3 million, or $0.20 per diluted share

“We are pleased to report exceptional revenue and net income results for our first quarter of 2009 as “The New China Biologic Products”,” said Mr. Chao Ming Zhao, CEO of China Biologic Products. “During the first quarter, we completed the government approval process for the transfer of 35% equity interest in Xi’an Huitian Blood Products Co., Ltd. We recently also completed the acquisition of a 90% controlling interest in Chongqing Dalin Biologic Technologies Co., Ltd., which owns 54% of the equity interest in Qianfeng Biologic Products Co., Ltd. Both of these acquisitions combined have transformed China Biologic into the largest non-state-owned plasma-based biopharmaceutical company in China. Our first quarter results reflect the consolidation of these interests and demonstrate the potential for significant earnings power ahead.”

During the first quarter of 2009, the Company achieved the following milestones:

  The Company’s indirect majority-owned subsidiary, Shandong Taibang Biological Products Co. Ltd. (“Shandong Taibang”) was awarded the High-Technology Enterprise Certification by the provincial government in Shandong Province, which allows the Company to be taxed at the preferential income tax rate of 15% instead of at the regular 25% rate, for a period of 3 years commencing January 1, 2008.
  One of China Biologic Products’ R&D projects, “High-Purity Human Albumin,” was listed in the National Torch Plan of China.
  China Biologic Products completed the government approval process for the transfer of a 35% equity interest in Xi’an Huitian Blood Products Co., Ltd. in March 2009.

First Quarter of 2009 Results

Revenue for the first quarter of 2009 increased 169.4% to a record $21.1 million compared with $7.8 million in the first quarter of 2008. The increase in revenues for the first quarter of 2009 is primarily attributable to the revenue consolidation of Dalin which accounted for approximately 44.6% of the total revenue, a general increase in the price of plasma-based products, and a 12.4% increase due to the foreign exchange translation. During the first quarter of 2009, Dalin contributed to approximately $9.5 million in revenue, and the rest of revenue was generated from Shandong Taibang, which experienced a 49.3% increase from the first quarter of 2008 to approximately $11.6 million. All of the Company’s approved products, except human hepatitis B immunoglobulin, recorded price increases ranging from 3.5% to 49.2% .

Sales breakdown of the Company’s major plasma-based products, the human albumin products, accounted for 58.2% of sales in the first quarter of 2009, as compared to 58.1% in same period a year ago. Sales of human albumin products increased by 171.1% while the average selling price increased by 3.5% . The Company’s human immunoglobulin for intravenous injection product represented 25.4% of revenues in the first quarter of 2009, as compared to 21.1% in the first quarter of 2008; its sales and average selling price increased by 224.6% and 14.7%, respectively. The Company’s human tetanus immunoglobulin products represented 4.9% of revenues in the first quarter of 2009, as compared to 1.4% of revenues in the first quarter of 2008, and it sales and average selling price increased 823.1% and 34.3%, respectively.

Gross profit for the first quarter of 2009 was $14.9 million, up 153.1% from $5.9 million in the first quarter of 2008. Gross margin was 70.6% for the period ended March 31, 2009, compared to 75.2% for the first quarter of 2008. The decrease in the gross profit margin was primarily due to the increase in the cost of raw materials associated with the increased compensation fee for donors.

Operating expenses in the first quarter of 2009 rose 115.3% to $4.9 million. Selling expenses increased 17.2% to $0.6 million. As a percentage of sales, selling expenses in the first quarter of 2009 was 2.7%, down from 6.3% a year ago. General and administrative (“G&A”) expenses increased 141.3% to $3.8 million. As a percentage of sales, the G&A expenses decreased to 18.1% for the first quarter of 2009, from 20.2% for the same period in 2008. The dollar increase in the G&A expenses was mainly due to the consolidation of Dalin, the increase in personnel-related costs, extra depreciation and amortization expenses in connection with the acquisition of Dalin as result of fair value adjustments as well as additional professional service charges related to the acquisition of Dalin. Research and development expenses increased 154.5% to $0.5 million, or 2.2% of total revenue compare to $0.2 million in the first quarter of 2008 or 2.3% of total revenue. The dollar increase was due primarily to the consolidation of Dalin and increased costs from continuing clinical trial on new products.

Total other expenses in the first quarter of 2009 was $0.8 million, as the Company recognized of a loss in the change in fair value of derivative liability in the amount of $0.4 million, and net interest expense in the amount of $0.4 million.

Provision for income taxes increased 174.2% to $2.0 million for the first quarter of 2009, from $0.7 million for the same period last year. The effective tax rate for the quarter was 21.9% as compared to 20.5% in the same period of 2008.

Net income attributable to controlling interest for the first quarter of 2009 was $4.3 million, up 87.8% from $2.3 million in first quarter of 2008. Fully diluted earnings per share were $0.20 for the first quarter of 2009, compared to $0.10 in first quarter of 2008.

Financial Condition

As of March 31, 2009, the Company had $34.0 million in cash, approximately $2.2 million in working capital and a current ratio of 1.0. Shareholder’s equity at the end of the first quarter of 2009 was $39.9 million, compared to $37.2 million at the end of 2008. The Company generated $7.1 million in net cash from operating activities for the first quarter of 2009.

Recent Developments

On April 17, China Biologic announced that it has completed the third installment payment towards the acquisition of a 90% equity interest in Chongqing Dalin Biologic Technologies Co., Ltd. ('Dalin') for a total consideration of RMB 194,400,000 (approximately $28.5 million), in accordance with the terms of an equity transfer agreement with the Dalin shareholders, and is now entitled to all the rights and privileges of a 90% shareholder in Dalin and in Dalin's 54% majority-owned operating subsidiary, Qianfeng Biological Products Co., Ltd. ('Qianfeng'), one of the largest plasma-based biopharmaceutical companies in China, located in Guiyang, Guizhou Province.

On April 27, China Biologic received an order from one of the largest authorized biopharmaceutical distributors in India, to ship Company products valued at $5.3 million to be sold under Shandong Taibang's own brand.

Business Outlook

On July 1, 2008, the SFDA implemented a new 90-day quarantine period on plasma raw material. This new measure further tightens the raw material that is available for production, and has adversely impacted the already short supply of plasma-based products. As a result, during the first quarter of 2009, the supply of plasma-based products remained very tight industry-wide. The continuing price increase of the Company’s products since 2008 was primarily attributable to the government’s stringent control on the quality standard of the plasma-based production industry, which resulted in a shortage in the supply of finished products. The company has been able to adjust its production plan to take advantage of the limited market supply of plasma resources to realize higher profit margins. In addition, there is a shortage in the market supply for human albumin products which has increased the value of the Company’s products in the market place.

The plasma-based industry has been immune from the impact of the ongoing global financial crisis as the demand for the Company’s products has outpaced supply. As a result, the Company’s selling price, cost of revenue and operating expenses during the first quarter of 2009 were not impacted by the global financial turmoil. With the acquisitions of Huitian and Dalin, and its operating subsidiary Qianfeng, the Company is better situated to serve its existing and new customers with expanded production capacity and market coverage. Management expects that revenue growth will remain strong for the remainder of 2009.

Assuming the full year consolidation of Dalin, management estimates revenues for 2009 will be in the range of $90 million to $100 million with net income between $18 million to $22 million, including the equity investment income from the 35% acquisition of Hutian but excluding stock based compensation.

“Despite continued tough economic conditions worldwide, China Biologic continues to prosper due to favorable industry fundamentals, growing brand recognition, a solid business strategy and a highly defensible, scalable business model,” remarked Mr. Zhao. “We see 2009 as a year in which we attain critical mass, and realize significant economies of scale as we integrate our acquisitions and increase our capacity utilization.”

Conference Call

China Biologic will host a conference call at 8:00 a.m. EDT on Tuesday, May 19, 2009, to discuss the 2009 first quarter financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-888-419-5570. International callers should dial +1-617-896-9871. The pass code for the call is 634 701 69. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Tuesday, May 19, 2009 at 10:00 a.m. EDT. To access the replay, dial 1- 888-286-8010. International callers should dial +1-617-801-6888. The conference pass code is 373 105 74.

About China Biologic Products, Inc.

China Biologic Products, Inc. (the “Company”), through its indirect majority-owned subsidiary, Shandong Taibang Biological Products Co. Ltd., and equity investments in Xi’an Huitian Blood Products Co., Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd. is currently the largest non-state-owned plasma-based biopharmaceutical company approved by the Chinese government. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s blood products are irreplaceable in the application of medical emergencies, and prevention and treatment for various diseases. It sells its plasma-based biopharmaceutical products to hospitals and other healthcare facilities in China.

Safe Harbor Statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the Company’s acquisitions and acquisition strategy and the benefits of the acquisitions, including the expected impact on the Company’s 2009 revenues and net income; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

– FINANCIAL TABLES FOLLOW –

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)

	2009	2008

REVENUES	$21,148,598	$7,849,007
COST OF SALES	6,214,930	1,948,898
GROSS PROFIT	14,933,668	5,900,109

OPERATING EXPENSES:
Selling expenses	579,496	494,529
General and administrative expenses	3,822,907	1,584,128
Research and development expenses	467,727	183,782
Total operating expenses	4,870,130	2,262,439

INCOME FROM OPERATIONS	10,063,538	3,637,670
Equity in income of unconsolidated affiliate	-40,247
		-
Change in fair value of warrant liabilities	393,023
Interest expense (income), net	370,853	22,973
Other expense (income), net	51,315	412
Total other expenses (income), net	774,944	23,385

INCOME BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST	9,288,594	3,614,285

PROVISION FOR INCOME TAXES	2,030,194	740,482

NET INCOME BEFORE NONCONTROLLING INTEREST	7,258,400	2,873,803

Less: Net income attributable to noncontrolling interest	3,000,082	606,003

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	4,258,318	2,267,800

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	18,637	942,699
Comprehensive income attributable to noncontrolling interest	427,302	184,467
COMPREHENSIVE INCOME	$4,704,257	$3,394,966

BASIC EARNINGS PER SHARE:
Weighted average number of shares	21,434,942	21,434,942
Earnings per share	$0.20	$0.11

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	21,434,942	21,964,168
Earnings per share	$0.20	$0.10

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2009 AND DECEMBER 31, 2008

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$34,005,948	$8,814,616
Notes receivable	468,800	-
Accounts receivable, net of allowance for doubtful accounts of $1,275,437 and $1,268,052 as of March 31, 2009 and December 31, 2008, respectively	383,781	313,087
Accounts receivable - related party	631,803	-
Dividend receivable	147,055	147,256
Other receivables	845,780	356,957
Other receivables - related party	797,138	-
Inventories	26,700,002	14,949,196
Prepayments and deferred expense	1,133,535	614,704
Total current assets	65,113,842	25,195,816

PLANT AND EQUIPMENT, net	27,583,288	19,299,364
OTHER ASSETS:
Investment in unconsolidated affiliate	6,565,312	6,533,977
Refundable deposit for potential acquisition	-	14,181,800
Prepayments - non-current	4,519,925	955,874
Intangible assets, net	21,636,063	1,002,561
Goodwill	13,692,473	-
Total other assets	46,413,773	22,674,212

Total assets	$139,110,903	$67,169,392

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,502,387	$2,481,889
Notes payable	29,300	29,340
Short term loans - bank	7,720,550	-
Short term loan - holder of noncontrolling interest	772,223	773,277
Other payables and accrued liabilities	12,978,381	3,962,931
Other payable - land use right	29,281	1,683
Other payable - holder of noncontrolling interest	1,333,795	-
Other payable - related party	2,563,643	-
Accrued interest - related party	305,966	-
Distribution payable to holder of noncontrolling interest	4,166,692	3,252,354
Customer deposits	6,390,937	1,091,792
Taxes payable	5,211,498	4,060,010
Long term bank loan-current maturities	439,500	-
Investment payable	17,510,836	3,275,501
Total current liabilities	62,954,989	18,928,777

OTHER LIABILITIES:
Non-current other payable - land use right	324,546	323,707
Long term loan-bank, net of current maturities	8,790,000	5,868,000
Total other liabilities	9,114,546	6,191,707
Total liabilities	72,069,535	25,120,484

WARRANT LIABILITIES	2,061,049	-
COMMITMENTS AND CONTINGENCIES	-	-

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,434,942 shares issued and outstanding at March 31, 2009 and December 31, 2008	2,143	2,143
Paid-in-capital	9,988,956	10,700,032
Statutory reserves	9,750,637	6,989,801
Retained earnings	15,960,158	15,392,253
Accumulated other comprehensive income	4,177,935	4,159,298
Total shareholders' equity	39,879,829	37,243,527

NONCONTROLLING INTEREST	25,100,490	4,805,381

Total equity	64,980,319	42,048,908

Total liabilities and shareholders' equity	$139,110,903	$67,169,392

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2009 AND 2008
(Unaudited)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to controlling interest	$4,258,318	$2,267,800
Net income attributable to non-controlling interest	3,000,082	606,003
Consolidated net income	7,258,400	2,873,803
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation	759,072	274,361
Amortization	838,459	26,157
(Gain) Loss on disposal of equipment	-276	166
Allowance for bad debt	26,581	-
Stock based compensation	27,373	-
Change in fair value of warrant liabilities	393,023	-
Equity in income of unconsolidated affiliate	-40,246	-

Change in operating assets and liabilities:
Notes receivable	-468,832	-
Accounts receivable	-97,007	-960,482
Accounts receivable - related party	-212,367	-
Other receivables	-18,487	1,285
Other receivables - related party	-	1,398
Inventories	-3,513,011	-1,585,462
Prepayments and deferred expenses	-124,944	-96,457
Accounts payable	-252,850	-310,692
Other payables and accrued liabilities	307,916	101,089
Accrued interest - related party	305,966	-
Customer deposits	2,872,712	927,456
Taxes payable	-979,190	871,964
Contingent liability	-	-105,707
Net cash provided by operating activities	7,082,292	2,018,879

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	11,938,784	-
Purchase of plant and equipment	-986,640	-1,249,620
Additions to intangible assets	-88,845	-3,285
Advances on non-current assets	-474,736	-
Advances on building acquired from related party	-	-106,777
Net cash provided by (used in) investing activities	10,388,563	-1,359,682

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term bank loan	7,647,822	-
Payments on short term loan	-	-698,850
Net cash provided by (used in) financing activities	7,647,822	-698,850

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	72,655		182,249

INCREASE IN CASH	25,191,332		142,596
CASH, beginning of period	8,814,616		5,010,033
CASH, end of period	$34,005,948		$5,152,629

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$1,783,619	$
Interest paid (net of capitalized interest)	$236,649		- $ 18,416

Non-cash investing and financing activities:
Dividend paid by offsetting loan due from holder of noncontrolling interest	$3,735,243		$-
Net assets acquired with prepayments made in prior periods	$14,240,772		$-
Net assets acquired with unpaid investment	$14,240,772		$-
Plant and equipment acquired with prepayments made in prior periods	$87,305		$-

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